Walmart reports first quarter results

•Revenue growth of 7.3%, up 5.9% in constant currency (cc)[1]
•Operating income growth of 5.0%, up 5.1% adjusted (cc)[1]
•eCommerce sales up 26% globally
•GAAP EPS of $0.67; Adjusted EPS[1] of $0.66
•Company issues guidance for Q2; reiterates outlook for FY27

“

BENTONVILLE, Ark., May 21, 2026 – Walmart Inc. (NASDAQ: WMT) announces first-quarter results with strong growth in revenue, including eCommerce, which grew 26% globally with strength across segments. Walmart U.S. comp sales[2] grew 4.1%. Operating income up 5.0%, negatively affected by 250 bps from higher fuel costs in distribution and fulfillment. Looking ahead, the Company issues guidance for the second quarter with net sales expected to grow 4% to 5% and adjusted operating income to grow 7% to 10%, both in constant currency (“cc”)[1]. Adjusted EPS[1] is expected to be $0.72 to $0.74. The Company’s outlook for fiscal 2027 remains unchanged from prior guidance.

Our results reflect our continued focus on delivering across the enterprise — better shopping experiences, a broader assortment, and faster delivery. Our teams are adopting innovative technologies, driving productivity through automation, and growing higher-margin commerce solutions. It’s a disciplined approach that’s helping us grow the business and strengthen returns.”
John Furner
President and CEO, Walmart

First Quarter Highlights

•Revenue of $177.8 billion, up 7.3%, or 5.9% (cc)[1]
•Global eCommerce sales grew 26%, led by store-fulfilled pickup & delivery and marketplace
•Global advertising business[3] up 37%, with strength across segments. Walmart U.S. advertising up 36%
•Membership fee revenue grew 17.4% globally
•Gross profit rate up 6 bps, led by Walmart U.S.
•Operating income up $0.4 billion, or 5.0%; up 5.1% adjusted (cc)[1]
•Adjusted EPS[1] of $0.66 excludes the impact, net of tax, from a net gain of $0.02 on equity and other investments, and $0.01 from business reorganization charges
•ROA at 8.4%; ROI at 14.9%[1], negatively affected ~45 bps from discrete items[4]
•Global inventory up 8.9%; up 7.8% (cc)[5], affected by the timing of receipts, strong unit demand in grocery for Walmart U.S., and fuel
•The Company raised $4.25 billion in long-term debt for general corporate purposes at favorable rates

[1] See additional information at the end of this release regarding non-GAAP financial measures.
[2] Comp sales for the 13-week period ended May 1, 2026 compared to the 13-week period ended May 2, 2025 and excludes fuel. See Supplemental Financial Information for additional information.
[3] Our global advertising business is recorded in either net sales or as a reduction to cost of sales, depending on the nature of the advertising arrangement.
[4] Represents items which were adjusted from operating income in the current and prior year.
[5] Inventory grew 8.9% on a reported basis and grew 7.8% in constant currency, excluding a ~$0.6 billion foreign currency impact.
“cc” - constant currency

Key Financial Metrics Dollars in billions, except per share data. Dollar and percentage changes may not recalculate due to rounding. Charts may not be to scale.

## Total revenues

+7.3%
+5.9%
$165.6
$177.8
$165.6
$175.4
Q1 FY26
Q1 FY27
Reported
Q1 FY26
Q1 FY27
(cc)[1]

## Operating income

+5.0%
+5.1%
$7.1
$7.5
$7.1
$7.5
Q1 FY26
Q1 FY27
Reported
Q1 FY26
Q1 FY27
Adjusted (cc)[1]

## Gross profit rate

+6 bps
24.2%
24.3%
Q1 FY26
Q1 FY27

## Earnings per share (EPS)

+19.6%
+8.2%
$0.56
$0.67
$0.61
$0.66
Q1 FY26
Q1 FY27
Reported
Q1 FY26
Q1 FY27
Adjusted[1]

Balance Sheet and Liquidity
•Cash and cash equivalents of $10.7 billion
•Total debt of $58.1 billion[2]
•Operating cash flow of $4.7 billion, a decrease of $0.7 billion
•Free cash flow[1] of negative $1.9 billion, a decrease of $2.4 billion
•Repurchased 16.6 million shares, or $2.1 billion[3]
•Inventory of $62.6 billion, an increase of $5.1 billion, or 8.9%
[1] See additional information at the end of this release regarding non-GAAP financial measures.
[2] Debt includes short-term borrowings, long-term debt and finance lease obligations due within one year, and long-term debt and finance lease obligations.
3 In February 2026, the Company announced a new $30 billion repurchase authorization, which replaced the remaining capacity under the prior authorization. $28.2 billion remaining of the $30 billion authorization approved in February 2026.
       cc - constant currency

Business Highlights and Strategic Initiatives Dollars in billions, except as noted. Dollar and percentage changes may not recalculate due to rounding.

Walmart U.S.	Q1 FY27	Q1 FY26	Change
Net sales	$117.2	$112.2	$5.0	4.5%
Comp sales (ex. fuel)[2]	4.1%	4.5%	NP	NP
Transactions	3.0%	1.6%	NP	NP
Average ticket	1.1%	2.8%	NP	NP
eCommerce contribution to comp	~530 bps	~350 bps	NP	NP
Operating income	$5.9	$5.7	$0.2	3.5%
Adjusted operating income[1]	$6.0	$5.7	$0.3	5.7%

Walmart U.S.
•Strong sales, with broad-based share gains, reflecting accelerated customer transactions led by eCommerce growth
•eCommerce sales increased 26%, with strength led by store-fulfilled delivery, advertising, and marketplace
•Strong advertising growth continued, up 36% overall, including 44% increase in Walmart Connect (ex-VIZIO)
•Gross profit grew 29 bps with increased contributions from business mix and merchandise mix; offset by higher fuel costs
•Membership fee revenue grew double-digits as net adds reflected a record first quarter high
•Operating expense deleveraged 56 bps; reflects higher depreciation expense and healthcare costs for associate benefits
•Adj. operating income1 up 5.7%, reflects improved eCommerce economics, Walmart+ growth & other income benefits
•Inventory quality strong; increased 8.0% due to timing of receipts and inventory tied to accelerated unit volume trends, primarily in grocery categories

Walmart International	Q1 FY27	Q1 FY26	Change
Net sales	$35.1	$29.8	$5.4	18.0%
Net sales (cc)[1]	$32.8	$29.8	$3.0	10.1%
Operating income	$1.6	$1.3	$0.3	23.9%
Operating income (cc)[1]	$1.4	$1.3	$0.1	10.2%

Walmart International
•Growth in net sales (cc)1 from broad-based strength across markets with momentum in eCommerce and stores
◦Transaction counts and unit volumes up, contributing to growth across all categories
•eCommerce sales up 27%, led by store-fulfilled pickup & delivery and marketplace; digital mix up in all markets
•Advertising business3 grew 32%, driven by continued momentum at Flipkart
•Operating income growth (cc)1 benefited by lower losses in eCommerce and business mix changes
•Currency rate fluctuations positively affected sales by $2.3 billion and operating income by $0.2 billion

1 See additional information at the end of this release regarding non-GAAP financial measures.
2 See Supplemental Financial Information for additional information.
3 Our global advertising business is recorded in either net sales or as a reduction to cost of sales, depending on the nature of the advertising arrangement.

NP - Not provided
cc - constant currency

Sam’s Club U.S.	Q1 FY27	Q1 FY26	Change
Net sales	$23.4	$22.1	$1.3	6.1%
Net sales (ex. fuel)	$20.5	$19.7	$0.8	3.9%
Comp sales (ex. fuel)[1]	3.9%	6.7%	NP	NP
Transactions	6.2%	4.8%	NP	NP
Average ticket	-2.2%	1.7%	NP	NP
eCommerce contribution to comp	~400 bps	~350 bps	NP	NP
Operating income	$0.7	$0.7	$0.0	1.2%

Sam’s Club U.S.
•Sales strength led by grocery and general merchandise
•Comp sales driven by increased transactions and unit volumes
•eCommerce sales up 23% with continued strong growth in club-fulfilled pickup & delivery
•Membership and other income grew 11%, driven by a 5.6% increase in membership fee revenue due to steady growth in member counts, renewal rates, and Plus members; other income benefited from miscellaneous items
•Inventory increased 14.9%, primarily related to higher fuel costs and volumes, including fuel upstreaming with a strategic partner

1 See Supplemental Financial Information for additional information.
2 See additional information at the end of this release regarding non-GAAP financial measures.
NP - Not provided

Sam's Club
Years of Service
ALEXIS
5 lb
GRAIN FREE
DOG TREATS
GRAIN FREE
DOG TREATS

Guidance

The following guidance reflects the Company’s expectations as of May 21, 2026, and does not assume any impact from IEEPA tariff refunds. This guidance is subject to substantial risk and uncertainty that could cause actual results to differ materially from these expectations. These risks and uncertainties include, but are not limited to, the factors set forth below under the heading Forward-looking statements. Additionally, guidance is provided on a non-GAAP basis as the Company cannot predict certain elements that are included in reported GAAP results, such as the changes in fair value of the Company’s equity and other investments. Growth rates reflect an adjusted basis for prior year results.

Second quarter

The Company’s second quarter fiscal 2027 guidance is based on the following Q2 FY26 figures: Net sales: $175.8 billion, adjusted operating income[1]: $7.9 billion, and adjusted EPS[1]: $0.68.

Consolidated metric	Q2 FY27
Net sales (cc)	Increase 4.0% to 5.0%
Operating income (cc)	Increase 7.0% to 10.0%
Adjusted EPS	$0.72 to $0.74

Fiscal year 2027

The Company’s fiscal year guidance is based on the following FY26 figures: Net sales: $706.4 billion, adjusted operating income[1]: $31.0 billion, and adjusted EPS[1]: $2.64.

Consolidated metric	Original from 2.19.2026	As of 5.21.2026
Net sales (cc)	Increase 3.5% to 4.5%	Unchanged
Adj. operating income (cc)	Increase 6.0% to 8.0%	Unchanged
Interest, net	Increase approximately $200M to $300M	Unchanged
Effective tax rate	Approximately 23.5% to 24.5%	Unchanged
Adjusted EPS	$2.75 to $2.85	Unchanged
Capital expenditures	Approximately 3.5% of net sales	Unchanged
[1] For relevant non-GAAP reconciliations, see Q2 FY26 and Q4 FY26 earnings release furnished on Form 8-K on August 21, 2025 and February 19, 2026, respectively. cc - constant currency

王群
Angel
2001
Sam's CLUB
更好的生活尽在山
Life is Better in the Club

About Walmart
Walmart Inc. (Nasdaq: WMT) is a people-led, tech-powered omnichannel retailer helping people save money and live better - anytime and anywhere - in stores, online, and through their mobile devices. Each week, approximately 280 million customers and members visit more than 10,900 stores and numerous eCommerce websites in 19 countries. With fiscal year 2026 revenue of $713 billion, Walmart employs approximately 2.1 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy, and employment opportunity. Additional information about Walmart can be found by visiting corporate.walmart.com, on Facebook at facebook.com/walmart, on X at x.com/walmart, and on LinkedIn at linkedin.com/company/walmart.

Investor Relations contact: Steph Wissink – ir@walmart.com
Media Relations contact: Jennifer Rodriguez – press@walmart.com

Forward-looking statements

This release and related management commentary contains statements that may be "forward-looking statements" as defined in, and are intended to enjoy the protection of the safe harbor for forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Assumptions on which such forward-looking statements are based are also forward-looking statements. Statements of our guidance, projections, estimates, expectations, plans, and objectives for fiscal 2027 in this release and related management commentary are forward-looking statements. Assumptions on which such forward-looking statements are based are also forward-looking statements. Such forward-looking statements are not statements of historical facts, but instead express our estimates or expectations for our consolidated economic performance or results of operations for future periods or as of future dates or events or developments that may occur in the future or discuss our plans, objectives or goals. These forward-looking statements can be identified by their use of words or phrases such as “anticipate,” “could,” “could be,” “believe,” “expect,” “forecast,” “plan,” “projected,” “will be” “will improve,” variations of such words or phrases or similar words and phrases denoting anticipated or expected occurrences or results. The forward-looking statements that we make are based on our knowledge of our business and our operating environment and assumptions that we believe to be or will believe to be reasonable when such forward-looking statements were or are made. Our actual results may differ materially from those expressed in or implied by any of these forward-looking statements as a result of changes in circumstances, assumptions not being realized or other risks, uncertainties and factors including: economic, capital markets and business conditions; trends and events around the world and in the markets in which we operate; currency exchange rate fluctuations, changes in market interest rates and market levels of wages; changes in the size of various markets, including eCommerce markets; unemployment levels; inflation or deflation, generally and in particular product categories; consumer confidence, disposable income, credit availability, spending levels, shopping patterns, debt levels and demand for certain merchandise; the effectiveness of the implementation and operation of our strategies, plans, programs and initiatives; unexpected changes in our objectives and plans; the impact of acquisitions, investments, divestitures, store or club closures, and other strategic decisions; our ability to successfully integrate acquired businesses, including within the eCommerce space; changes in the trading prices of certain equity investments we hold; initiatives of competitors, competitors' entry into and expansion in our markets, and competitive pressures (including pressures arising from the development and deployment of artificial intelligence technologies); customer traffic and average ticket in our stores and clubs and on our eCommerce websites; the mix of merchandise we sell, the cost of goods we sell and the shrinkage we experience; trends in consumer shopping habits around the world and in the markets in which we operate; our gross profit margins; the financial performance of Walmart and each of its segments, including the amounts of our cash flow during various periods; transportation, energy and utility costs; commodity prices and the price of gasoline and diesel fuel; supply chain disruptions and disruptions in seasonal buying patterns; the availability of goods from suppliers and the cost of goods acquired from suppliers; consumer acceptance of and response to our stores, clubs, eCommerce, digital, and agentic platforms, programs, merchandise offerings and delivery methods; cyber security events affecting us and related costs and impact to the business; developments in, outcomes of, and costs incurred in legal or regulatory proceedings to which we are a party or are subject, and the liabilities, obligations and expenses, if any, that we may incur in connection therewith; expenses pertaining to general liability claims, for which we self-insure, and insurance costs; consumer enrollment in health and drug insurance programs and such programs’ reimbursement rates and drug formularies; our effective tax rate and the factors affecting our effective tax rate, including assessments of certain tax contingencies, valuation allowances, changes in law, administrative audit outcomes, impact of discrete items and the mix of earnings between the U.S. and Walmart's international operations; changes in existing tax, labor and other laws and regulations and changes in tax rates including the enactment of laws and the adoption and interpretation of administrative rules and regulations; the imposition of new taxes on imports, new tariffs and changes in existing tariff rates; the imposition of new trade restrictions and changes in existing trade restrictions; adoption or creation of new, and modification of existing, governmental policies, programs, initiatives and actions in the markets in which Walmart operates and elsewhere and actions with respect to such policies, programs and initiatives; changes in accounting estimates or judgments; the level of public assistance payments; natural disasters, changes in climate, pandemics or other crises, geopolitical events and catastrophic events; and changes in generally accepted accounting principles in the United States.
Our most recent annual report on Form 10-K filed with the SEC discusses other risks and factors that could cause actual results to differ materially from those expressed or implied by any forward-looking statement in the release and related management commentary. We urge you to consider all of the risks, uncertainties and factors identified above or discussed in such reports carefully in evaluating the forward-looking statements in this release. Walmart cannot assure you that the results reflected in or implied by any forward-looking statement will be realized or, even if substantially realized, that those results will have the forecasted or expected consequences and effects for or on our operations or financial performance. The forward-looking statements made in the release are as of the date of this release. Walmart undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.
This release and related management commentary references certain non-GAAP measures as defined under SEC rules, including net sales and operating income on a constant currency basis, adjusted operating income, free cash flow, and return on investment. Information about the non-GAAP measures as required by Regulation G and Item 10(e) of Regulation S-K regarding non-GAAP measures for the applicable periods can be found in our previously filed reports on Form 10-K and earnings releases filed via Form 8-K with the SEC, which are available at stock.walmart.com.

Walmart Inc. Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended
	April 30,
(Amounts in millions, except per share data)	2026	2025	Percent Change
Revenues:
Net sales	$175,684	$163,981	7.1%
Membership and other income	2,067	1,628	27.0%
Total revenues	177,751	165,609	7.3%
Costs and expenses:
Cost of sales	133,058	124,303	7.0%
Operating, selling, general and administrative expenses	37,200	34,171	8.9%
Operating income	7,493	7,135	5.0%
Interest:
Debt	574	519	10.6%
Finance lease	125	118	5.9%
Interest income	(79)	(93)	(15.1%)
Interest, net	620	544	14.0%
Other (gains) and losses	(275)	597	NM
Income before income taxes	7,148	5,994	19.3%
Provision for income taxes	1,658	1,355	22.4%
Consolidated net income	5,490	4,639	18.3%
Consolidated net income attributable to noncontrolling interest	(160)	(152)	5.3%
Consolidated net income attributable to Walmart	$5,330	$4,487	18.8%

Net income per common share:
Basic net income per common share attributable to Walmart	$0.67	$0.56	19.6%
Diluted net income per common share attributable to Walmart	0.67	0.56	19.6%

Weighted-average common shares outstanding:
Basic	7,969	8,011
Diluted	7,999	8,051

Dividends declared per common share	$0.99	$0.94

NM: Not Meaningful

Walmart Inc. Condensed Consolidated Balance Sheets (Unaudited)

	April 30,	January 31,	April 30,
(Amounts in millions)	2026	2026	2025
ASSETS
Current assets:
Cash and cash equivalents	$10,729	$10,727	$9,311
Receivables, net	10,662	11,172	9,686
Inventories	62,570	58,851	57,467
Prepaid expenses and other	4,433	4,124	3,789
Total current assets	88,394	84,874	80,253

Property and equipment, net	137,789	136,083	121,261
Operating lease right-of-use assets	15,220	14,750	13,567
Finance lease right-of-use assets, net	6,033	6,123	6,056
Goodwill	28,152	28,735	28,866
Other long-term assets	14,019	14,103	12,369
Total assets	$289,607	$284,668	$262,372

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST, AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$10,673	$6,596	$5,595
Accounts payable	62,876	63,061	57,700
Dividends payable	5,921	—	5,660
Accrued liabilities	27,530	31,187	26,085
Accrued income taxes	1,174	596	1,465
Long-term debt due within one year	3,896	3,542	4,085
Operating lease obligations due within one year	1,662	1,631	1,539
Finance lease obligations due within one year	851	856	791
Total current liabilities	114,583	107,469	102,920

Long-term debt	36,887	34,624	36,520
Long-term operating lease obligations	14,388	13,941	12,797
Long-term finance lease obligations	5,822	5,905	5,878
Deferred income taxes and other	16,952	16,549	13,609

Commitments and contingencies

Redeemable noncontrolling interest	293	293	307

Shareholders’ equity:
Common stock	796	797	799
Capital in excess of par value	6,898	6,816	5,441
Retained earnings	100,241	104,774	90,849
Accumulated other comprehensive loss	(13,605)	(12,770)	(13,296)
Total Walmart shareholders’ equity	94,330	99,617	83,793
Nonredeemable noncontrolling interest	6,352	6,270	6,548
Total shareholders’ equity	100,682	105,887	90,341
Total liabilities, redeemable noncontrolling interest, and shareholders’ equity	$289,607	$284,668	$262,372

Walmart Inc. Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended
	April 30,
(Amounts in millions)	2026	2025
Cash flows from operating activities:
Consolidated net income	$5,490	$4,639
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	3,821	3,369
Investment (gains) and losses, net	(260)	551
Deferred income taxes	640	(76)
Other operating activities	411	501
Changes in certain assets and liabilities, net of effects of acquisitions and dispositions:
Receivables, net	395	268
Inventories	(3,833)	(807)
Accounts payable	1,177	(310)
Accrued liabilities	(3,351)	(3,627)
Accrued income taxes	248	903
Net cash provided by operating activities	4,738	5,411

Cash flows from investing activities:
Payments for property and equipment	(6,684)	(4,986)
Proceeds from the disposal of property and equipment	36	25
Other investing activities	(89)	(132)
Net cash used in investing activities	(6,737)	(5,093)

Cash flows from financing activities:
Net change in short-term borrowings	4,130	2,521
Proceeds from issuance of long-term debt	4,230	3,983
Repayments of long-term debt	(1,504)	—
Dividends paid	(1,972)	(1,880)
Purchase of Company stock	(2,080)	(4,555)
Other financing activities	(476)	(61)
Net cash provided by financing activities	2,328	8

Effect of exchange rates on cash, cash equivalents and restricted cash	(331)	70

Net increase (decrease) in cash, cash equivalents and restricted cash	(2)	396
Cash, cash equivalents and restricted cash at beginning of year	11,321	9,536
Cash, cash equivalents and restricted cash at end of period	$11,319	$9,932

Walmart Inc. Supplemental Financial Information (Unaudited)

Segment information	Three Months Ended
	April 30,
(dollars in millions)	2026		2025
Walmart U.S.	$	% of Net Sales[1]	$	% of Net Sales[1]	% Chg
Net sales	$117,169	NP	$112,163	NP	4.5%
Membership and other income[2]	926	NP	636	NP	45.6%
Gross profit[3]	32,529	27.8%	30,811	27.5%	5.6%
Operating expenses[3]	27,558	23.5%	25,751	23.0%	7.0%
Operating income	5,897	5.0%	$5,696	5.1%	3.5%
Adjusted operating income[4]	6,023	5.1%	$5,696	5.1%	5.7%

Walmart International
Net sales	$35,110	NP	$29,754	NP	18.0%
Membership and other income[2]	425	NP	379	NP	12.1%
Gross profit[3]	7,423	21.1%	6,290	21.1%	18.0%
Operating expenses[3]	6,246	17.8%	5,376	18.1%	16.2%
Operating income	$1,602	4.6%	$1,293	4.3%	23.9%
Operating income (cc)[4]	1,425	NP	$1,293	NP	10.2%

Sam’s Club U.S.
Net sales	$23,405	NP	$22,064	NP	6.1%
Membership and other income[2]	674	NP	607	NP	11.0%
Gross profit[3]	2,674	11.4%	2,577	11.7%	3.8%
Operating expenses[3]	2,674	11.4%	2,518	11.4%	6.2%
Operating income	$674	2.9%	$666	3.0%	1.2%

Corporate and support
Membership and other income[2]	$42	NP	$6	NP	600.0%
Operating expenses[3]	722	0.4%	526	0.3%	37.3%
Operating loss	$(680)	(0.4%)	$(520)	(0.3%)	30.8%

Consolidated
Net sales	$175,684	NP	$163,981	NP	7.1%
Membership and other income[2]	2,067	NP	1,628	NP	27.0%
Gross profit[3]	42,626	24.3%	39,678	24.2%	7.4%
Operating expenses[3]	37,200	21.2%	34,171	20.8%	8.9%
Operating income	$7,493	4.3%	$7,135	4.4%	5.0%
Adjusted operating income (cc)[4]	$7,497	NP	$7,135	NP	5.1%
1 Corporate and support shown as percentage of consolidated net sales.
2 Membership and other income includes membership fees and other items such as rental and tenant income, recycling income, gift card breakage income, as well as other income from corporate campus facilities and miscellaneous items.
3 Gross profit defined as net sales less cost of sales. Operating expenses refers to operating, selling, general and administrative expenses.
4 See additional information at the end of the release regarding non-GAAP financial measures.
NP - Not provided

U.S. comparable sales results

	With Fuel		Without Fuel		Fuel Impact
	13 Weeks Ended	13 Weeks Ended	13 Weeks Ended	13 Weeks Ended	13 Weeks Ended	13 Weeks Ended
	5/1/2026	5/2/2025	5/1/2026	5/2/2025	5/1/2026	5/2/2025
Walmart U.S.	4.3%	4.4%	4.1%	4.5%	0.2%	(0.1%)
Sam’s Club U.S.	5.9%	4.0%	3.9%	6.7%	2.0%	(2.7%)

Comparable sales is a metric that indicates the performance of our existing stores and clubs by measuring the change in sales for such stores and clubs, and it is important to review in conjunction with the company’s financial results reported in accordance with GAAP. Walmart's definition of comparable sales includes sales from stores and clubs open for the previous 12 months, including remodels, relocations, expansions and conversions, as well as eCommerce sales. Comparable sales excluding fuel is also an important, separate metric that indicates the performance of our existing stores and clubs without considering fuel, which is volatile and unpredictable. Other companies in our industry may calculate comparable sales differently, limiting the comparability of the metric.

Walmart Inc. Reconciliations of and Other Information Regarding Non-GAAP Financial Measures (Unaudited)

The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP). The company has provided the non-GAAP financial information presented in the press release, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.
Constant currency
In discussing our operating results, the term currency exchange rates refers to the currency exchange rates we use to convert the operating results for countries where the functional currency is not the U.S. dollar into U.S. dollars. We calculate the effect of changes in currency exchange rates as the difference between current period activity translated using the current period's currency exchange rates and the comparable prior year period's currency exchange rates. Additionally, no currency exchange rate fluctuations are calculated for non-USD acquisitions until owned for 12 months.
Throughout our discussion, we refer to the results of this calculation as the impact of currency exchange rate fluctuations. When we refer to constant currency operating results, this means operating results without the impact of the currency exchange rate fluctuations. The disclosure of constant currency amounts or results permits investors to better understand Walmart’s underlying performance without the effects of currency exchange rate fluctuations.
The table below reflects the calculation of constant currency for total revenues, net sales and operating income for the three months ended April 30, 2026.

	Three Months Ended April 30, 2026
	Walmart International		Consolidated
(Dollars in millions)	2026	Percent Change[1]	2026	Percent Change[1]
Total revenues:
As reported	$35,535	17.9%	$177,751	7.3%
Currency exchange rate fluctuations	(2,340)	N/A	(2,340)	N/A
Total revenues (cc)	$33,195	10.2%	$175,411	5.9%

Net sales:
As reported	$35,110	18.0%	$175,684	7.1%
Currency exchange rate fluctuations	(2,344)	N/A	(2,344)	N/A
Net sales (cc)	$32,766	10.1%	$173,340	5.7%

Operating income:
As reported	$1,602	23.9%	$7,493	5.0%
Currency exchange rate fluctuations	(177)	N/A	(177)	N/A
Operating income (cc)	$1,425	10.2%	$7,316	2.5%
1 Change versus prior year comparable period reported results.
N/A - Not applicable

Adjusted operating income
Adjusted operating income is considered a non-GAAP financial measure under the SEC’s rules because it excludes certain charges included in operating income calculated in accordance with GAAP. Management believes that adjusted operating income is a meaningful measure to share with investors because it best allows comparison of the performance with that of the comparable period. In addition, adjusted operating income affords investors a view of what management considers Walmart’s core earnings performance and the ability to make a more informed assessment of such core earnings performance as compared with that of the prior year.
When we refer to adjusted operating income in constant currency, this means adjusted operating results without the impact of currency exchange rate fluctuations. The disclosure of constant currency amounts or results permits investors to better understand Walmart’s underlying performance without the effects of currency exchange rate fluctuations. The table below reflects the calculation of adjusted operating income and adjusted operating income in constant currency for the three months ended April 30, 2026, and the calculation of adjusted operating income for the three months ended April 30, 2025.

	Three Months Ended April 30,
	Walmart U.S.		Consolidated
(Dollars in millions)	2026	2025	2026	2025
Operating income:
Operating income, as reported	$5,897	$5,696	$7,493	$7,135
Business reorganization charges[1]	126	—	181	$—
Adjusted operating income	$6,023	$5,696	$7,674	$7,135
Percent change[2]	5.7%	NP	7.6%	NP
Currency exchange rate fluctuations			(177)	—
Adjusted operating income (cc)			$7,497	$7,135
Percent change[2]			5.1%	NP
1 Business reorganization charges in the Walmart U.S. segment and Corporate and support relate to strategic efforts to align our global platforms.
2 Change versus prior year comparable period.
NP - Not provided
“cc” - constant currency

Free cash flow
Free cash flow is considered a non-GAAP financial measure. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the Company's financial performance. Free cash flow should be considered in addition to, rather than as a substitute for, consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.
We define free cash flow as net cash provided by operating activities in a period minus payments for property and equipment made in that period. Net cash provided by operating activities was $4.7 billion for the three months ended April 30, 2026, which represents a decrease of $0.7 billion when compared to the same period in the prior year. The decrease was primarily due to timing of inventory receipts, partially offset by timing of certain payments and an increase in cash provided by operating income. Free cash flow for the three months ended April 30, 2026 was negative $1.9 billion, which represents a decrease of $2.4 billion when compared to the same period in the prior year. The decrease in free cash flow was due to an increase of $1.7 billion in capital expenditures to support our omnichannel growth strategy combined with the decrease in net cash provided by operating activities described above.
Walmart’s definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our Consolidated Statements of Cash Flows.
Although other companies report their free cash flow, numerous methods may exist for calculating a company’s free cash flow. As a result, the method used by Walmart’s management to calculate our free cash flow may differ from the methods used by other companies to calculate their free cash flow.
The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow, as well as information regarding net cash used in investing activities and net cash used in financing activities.

	Three Months Ended
	April 30,
(Dollars in millions)	2026	2025
Net cash provided by operating activities	$4,738	$5,411
Payments for property and equipment (capital expenditures)	(6,684)	(4,986)
Free cash flow	$(1,946)	$425

Net cash used in investing activities[1]	$(6,737)	$(5,093)
Net cash provided by financing activities	2,328	8
1 "Net cash used in investing activities" includes payments for property and equipment, which is also included in our computation of free cash flow.

Adjusted EPS
Adjusted diluted earnings per share attributable to Walmart (adjusted EPS) is considered a non-GAAP financial measure under the SEC’s rules because it excludes certain amounts included in the diluted earnings per share attributable to Walmart calculated in accordance with GAAP (EPS), the most directly comparable financial measure calculated in accordance with GAAP. Management believes that adjusted EPS is a meaningful measure to share with investors because it best allows comparison of the performance with that of the comparable period. In addition, adjusted EPS affords investors a view of what management considers Walmart’s core earnings performance and the ability to make a more informed assessment of such core earnings performance with that of the prior year.
We adjust for the unrealized and realized gains and losses on our equity and other investments each quarter because although the investments are strategic decisions for our retail operations, management’s measurement of each strategy is primarily focused on the operational results rather than the fair value of such investments. Additionally, management does not forecast changes in the fair value of its equity and other investments. Accordingly, management adjusts EPS each quarter for the unrealized and realized gains and losses related to those investments.
Tax impacts are calculated based on the nature of the item, including any realizable deductions, and statutory rates in effect for relevant jurisdictions. NCI impacts are based on the ownership percentages of our noncontrolling interests, where applicable.
We have calculated adjusted EPS for the three months ended April 30, 2026 by adjusting EPS for the following:
1.unrealized and realized gains and losses on our equity and other investments;
2.business reorganization charges in the Walmart U.S. segment and Corporate and support related to strategic efforts to align our global platforms.

	Three Months Ended April 30, 2026[1]
Diluted earnings per share:
Reported EPS				$0.67

Adjustments:	Pre-Tax Impact	Tax Impact[2]	NCI Impact	Net Impact
Unrealized and realized (gains) and losses on equity and other investments	$(0.03)	$0.01	$—	$(0.02)
Business reorganization charges	0.02	(0.01)	—	0.01
Net adjustments				$(0.01)

Adjusted EPS				$0.66
1 Individual components in the tables above may include immaterial rounding.
2 The reported effective tax rate was 23.2% for the three months ended April 30, 2026. Adjusted for the above items, the effective tax rate was 22.9% for the three months ended April 30, 2026.
As previously disclosed in our first quarter ended April 30, 2025 press release, we have calculated adjusted EPS for the three months ended April 30, 2025 by adjusting EPS for unrealized and realized gains and losses on our equity and other investments.

	Three Months Ended April 30, 2025[1]
Diluted earnings per share:
Reported EPS				$0.56

Adjustments:	Pre-Tax Impact	Tax Impact[2]	NCI Impact	Net Impact
Unrealized and realized (gains) and losses on equity and other investments	$0.07	$(0.02)	$—	$0.05

Adjusted EPS				$0.61
1 Individual components in the tables above may include immaterial rounding.
2 The reported effective tax rate was 22.6% for the three months ended April 30, 2025. Adjusted for the above item, the effective tax rate was 22.8% for the three months ended April 30, 2025.

Return on investment
We include return on assets ("ROA") and return on investment (“ROI”) as metrics to assess our return on capital. ROA is the most directly comparable measure based on our financial statements presented in accordance with GAAP, while ROI is considered a non-GAAP financial measure. Management believes ROI is a meaningful metric to share with investors because it helps investors assess how effectively Walmart is deploying its assets. Trends in ROI can fluctuate over time as management balances long-term strategic initiatives with possible short-term impacts.
Our calculation of ROI is considered a non-GAAP financial measure because it uses financial measures that differ from those used in ROA, the most directly comparable GAAP financial measure. ROA is consolidated net income for the period divided by average total assets for the period. We define ROI as operating income plus interest income, depreciation and amortization, and rent expense for the trailing 12 months divided by average invested capital during that period. We consider average invested capital to be the average of our beginning and ending total assets, plus average accumulated depreciation and amortization, less average accounts payable and average accrued liabilities for that period. Although ROI is a standard financial measure, numerous methods exist for calculating a company's ROI. As a result, the method used by management to calculate our ROI may differ from the methods used by other companies to calculate their ROI.
ROA was 8.4 percent and 7.5 percent for the trailing 12 months ended April 30, 2026 and 2025, respectively. The increase in ROA was primarily due to an increase in net income as a result of net increases in the fair value of our equity and other investments combined with higher operating income, partially offset by an increase in average total assets due to higher purchases of property and equipment. ROI was 14.9 percent and 15.3 percent for the trailing 12 months ended April 30, 2026 and 2025, respectively. The decrease in ROI was primarily due to an increase in average invested capital due to higher purchases of property and equipment. ROI benefited from increased operating income due to improved business performance, which was partially offset by the non-cash share-based compensation charge at PhonePe in the trailing 12 months as well as business reorganization charges and certain legal matters.

The calculation of ROA and ROI, along with a reconciliation of ROI to the calculation of ROA, the most comparable GAAP financial measure, is as follows:

CALCULATION OF RETURN ON ASSETS

		Trailing Twelve Months Ended
		April 30,
(Dollars in millions)		2026	2025
Numerator
Consolidated net income		$23,121	$19,489
Denominator
Average total assets[1]		275,990	258,213
Return on assets (ROA)		8.4%	7.5%

CALCULATION OF RETURN ON INVESTMENT

		Trailing Twelve Months Ended
		April 30,
(Dollars in millions)		2026	2025
Numerator
Operating income		$30,183	$29,642
+ Interest income		354	464
+ Depreciation and amortization		14,654	13,214
+ Rent		2,493	2,358
ROI operating income		$47,684	$45,678

Denominator
Average total assets[1]		$275,990	$258,213
'+ Average accumulated depreciation and amortization[1]		131,424	121,844
'- Average accounts payable[1]		60,288	56,886
'- Average accrued liabilities[1]		26,808	25,089
Average invested capital		$320,318	$298,082
Return on investment (ROI)		14.9%	15.3%

	April 30,
Certain Balance Sheet Data	2026	2025	2024

Total assets	$289,607	$262,372	$254,054
Accumulated depreciation and amortization	137,679	125,169	118,518
Accounts payable	62,876	57,700	56,071
Accrued liabilities	27,530	26,085	24,092
1 The average is calculated using the account balance at the end of the current and prior comparative periods.